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                                                                EXHIBIT 23(j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of Eclipse Funds Inc.
and the Board of Trustees of Eclipse Funds:


We consent to the use of our reports dated December 21, 2006, with respect to the financial statements of Eclipse Funds Inc., comprising the MainStay All Cap Growth, MainStay All Cap Value, MainStay S&P 500 Index, MainStay Cash Reserves, MainStay Floating Rate, MainStay Indexed Bond, MainStay Intermediate Term Bond, MainStay Short Term Bond, MainStay Income Manager, MainStay Conservative Allocation, MainStay Moderate Allocation, MainStay Moderate Growth Allocation, MainStay Growth Allocation, MainStay Large Cap Opportunity and MainStay Growth Equity Funds, and Eclipse Funds, comprising the MainStay Mid Cap Opportunity, MainStay Small Cap Opportunity and MainStay Balanced Funds, (collectively, the "Funds"), as of October 31, 2006, incorporated herein by reference, and to the references to our firm in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.



/s/ KPMG LLP

Philadelphia, Pennsylvania
December 14, 2007